                                                                   Exhibit 21.01



                                  Subsidiaries



                                    STATE OF           OTHER NAMES FOR
COMPANY                           INCORPORATION      TRANSACTING BUSINESS
- -------                           -------------      --------------------
AMS Industries, Inc.
(formerly Cudahy Company)            Delaware                -------

Frank's Nursery &
Crafts, Inc.                         Michigan                -------

General Host Holding
Corp.                                New York                -------


The names of all other subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not have constituted, as of the fiscal year ended January 28, 1996, a "significant subsidiary," as that term is defined in Rule 1.02(w) of Regulation S-X.